Exhibit 5.1

April 10, 2026

Lennar Corporation

5505 Waterford District Drive

Miami, Florida

Ladies and Gentlemen:

We have acted as special counsel to Lennar Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) shares of the Company’s Class A common stock, par value $0.10 per share (the “Class A Common Stock”); (ii) shares of the Company’s Class B common stock, par value $0.10 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); (iii) shares of the Company’s preferred stock, par value $10 per share (the “Preferred Stock”); (iv) shares of the Company’s participating preferred stock, par value $0.10 (the “Participating Preferred Stock”); (v) fractional interests in shares of Common Stock or Preferred Stock evidenced by depositary receipts (the “Depositary Shares”); (vi) debt securities constituting either senior or subordinated debt of the Company (the “Debt Securities”), which may be guaranteed by one or more of the entities listed as co-registrants therein (the “Guarantors,” and the guarantees of such Guarantors, the “Guarantees”); (vii) warrants to purchase Class A Common Stock, Class B Common Stock, Preferred Stock, Participating Preferred Stock, Depositary Shares, Debt Securities or Units (as defined below) (the “Warrants”); and (viii) units consisting of two or more of the foregoing types of securities (the “Units”). The Common Stock, Preferred Stock, Participating Preferred Stock, Depositary Shares, Debt Securities, Guarantees, Warrants and Units are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Lennar Corporation, p. 2

The Debt Securities are to be issued pursuant to an indenture dated as of December 31, 1997, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to, The First National Bank of Chicago, J.P. Morgan Trust Company, N.A. and The Bank of New York Mellon, formerly known as The Bank of New York), as trustee (as amended or supplemented, the “Existing Indenture”) or another indenture that may be entered into between the Company and a trustee (the Existing Indenture, and such other indenture or indentures, as amended or supplemented, each, an “Indenture”). The Depositary Shares are to be issued from time to time under one or more deposit agreements (each such deposit agreement, a “Deposit Agreement”) to be entered into between the Company and the depositary to be named therein. The terms of the Preferred Stock are to be established in one or more certificates of designation, rights and preferences filed with the Secretary of State of the State of Delaware (each, a “Certificate of Designation”). The Warrants are to be issued from time to time under one or more warrant agreements to be entered into between the Company and the warrant agent to be named therein (a “Warrant Agreement”). The Units are to be issued from time to time under one or more unit agreements (each such unit agreement, a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Existing Indenture, filed as an exhibit to the Registration Statement;

(c)	a specimen of the Class A Common Stock;

(d)	a specimen of the Class B Common Stock;

(e)

copies of the Company’s Restated Certificate of Incorporation and the Certificate of Amendment to the Restated Certificate of Incorporation (collectively, the “Restated Certificate of Incorporation, as amended”); and

(f)	copies of the Amended By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Lennar Corporation, p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

The Class A Common Stock, including Class A Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

2.

The Class B Common Stock, including Class B Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

3.

The Participating Preferred Stock, including Participating Preferred Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

4.

The Preferred Stock, including Preferred Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

5.

The Depositary Shares to be sold by the Company, upon the due issuance by the Depositary of depositary receipts (including any master depositary receipt issued in connection therewith) evidencing such Depositary Shares against the deposit of the shares of Common Stock or Preferred Stock, as the case may be, in respect thereof in accordance with the provisions of the applicable Deposit Agreement, will be validly issued and the persons in whose names the depositary receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement.

6.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

7.	The Guarantees of the Debt Securities will be the valid, binding and enforceable obligations of the Guarantors.

8.	The Warrants will be the valid, binding and enforceable obligations of the Company.

9.	The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the

Lennar Corporation, p. 4

Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Guarantees, the Guarantors will authorize the offering and issuance of the Guarantees and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Guarantees, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Guarantors or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors; (iii) prior to the issuance of the applicable Securities, the Board of Directors of the Company will duly authorize, establish and approve the terms of the Preferred Stock as contemplated by the Company’s Restated Certificate of Incorporation, as amended, the Company will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities, any agreement governing the Securities or the Registration Statement, and the Company will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iv) prior to the issuance of the Guarantees, the Guarantors will duly authorize, execute and deliver any agreement necessary with respect to the Guarantees or contemplated by the Guarantees, any agreement governing the Guarantees or the Registration Statement, and the Guarantors will take any other appropriate or necessary corporate action; (v) the Indenture will conform to the Existing Indenture filed as an exhibit to the Registration Statement and the Company will duly authorize, execute and/or deliver, as applicable, any required amendment or supplement to the Indenture prior to the issuance of the Debt Securities; (vi) any instruments or receipts evidencing the Securities and any agreement governing the Securities will be governed by New York law; (vii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; (viii) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Class A Common Stock, Class B Common Stock, Preferred Stock and Participating Preferred Stock (or conversion price, in the case of Securities convertible into Class A Common Stock, Class B Common Stock, Participating Preferred Stock or Preferred Stock), shall not be less than the respective par value thereof; and (ix) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in paragraph 6 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

Lennar Corporation, p. 5

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States will be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Opinions” and in any prospectus supplements related thereto, as counsel for the Company and the Guarantors that has passed on the validity of the Securities, and to the filing of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Lillian Tsu
Lillian Tsu, a Partner